Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Orion Digital Corp. (previously Mogo Inc.)

We consent to the use of our report dated March 20, 2024, with respect to the consolidated financial statements of Orion Digital Corp. (previously Mogo Inc.) (the “Entity”), which comprise, before the effects of the adjustments to retrospectively change the disaggregation of revenue described in note 12, the consolidated statements of operations and comprehensive income (loss), changes in equity (deficit), and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements), which report is included in the Annual Report on Form 20-F of Orion Digital Corp. (previously Mogo Inc.) for the fiscal year ended December 31, 2025.

We also consent to the incorporation by reference in the registration statement (No. 333-225733) on Form S-8 of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

April 30, 2026